EXHIBIT 16.1

Letter from BDO Seidman, LLP

[BDO SEIDMAN, LLP LETTERHEAD]

April 12, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

     We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that was reported on March 29, 2005, filed by our former client, Medwave, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm, except as it relates to the following:

     Item 4.01 “Changes in Registrant’s Certifying Accountant” states that “On March 29, 2005 the Audit Committee of the Board of Directors of the Company dismissed BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm.” On January 13, 2005, representatives of BDO Seidman, LLP spoke with Mr. Corneliuson in his capacity as Chairman of the Company’s Audit Committee to inform him that BDO Seidman, LLP had completed its review of the Company’s 10-K prior to its filing on January 12, 2005 and that BDO Seidman, LLP would not serve as the Company’s independent registered public accounting firm for the year ending September 30, 2005. As an accommodation, BDO Seidman offered to complete the SAS 100 review for the first quarter of fiscal 2005 should a Successor Auditor not be identified so as to allow the Company to file its first quarter 2005 Form 10-Q in a timely manner. The same was communicated with Mr. Timothy J. O’Malley, the Company’s Chief Executive Officer. Accordingly, we disagree with the statement that BDO Seidman was dismissed when in fact BDO Seidman had informed the Company’s Audit Committee and executive management that it would not continue to serve as the Company’s Auditor for 2005.

     BDO Seidman had agreed to provide SAS100 review services for the quarter ended December 31, 2004 as an accommodation as mentioned in the preceding paragraph. On February 4, 2005, the Company filed its Form 10-Q for the first quarter of its fiscal year 2005 prior to BDO Seidman performing a SAS100 review of the interim financial information included therein. On February 14, 2005, the Company filed an NT10-Q for the quarter ended December 31, 2004 citing the reason “the SAS 100 review of the financial statements included in the report was not completed at the time of the filing.” On February 22, 2005 the 10-Q/A was filed which included the Company’s financial statements reviewed by BDO Seidman.

     The form 8K/A that was filed on April 8, 2005 incorrectly contained as exhibit 16.1 BDO Seidman’s letter notifying the SEC that the client-auditor relationship had ceased, which exhibit should have been BDO Seidman’s response to the Form 8-K that was filed on March 29, 2005 (i.e. this letter). The formerly filed exhibit 16.1 was not intended to be BDO Seidman’s response to Item 4.01 on Form 8-K.

Very truly yours,

/s/ BDO Seidman, LLP
/s/ Joseph Cronin

Joseph Cronin
Partner